Exhibit 99.1

FOR IMMEDIATE RELEASE

SBA Communications Corporation Completes Acquisition of Over 2300 Towers and

Certain DAS Assets

Boca Raton, Florida, April 2, 2012

SBA Communications Corporation (Nasdaq:SBAC) (“SBA”) announced today that SBA, through its wholly-owned subsidiary SBA Monarch Acquisition, LLC (“SBA Monarch Acquisition”), has completed the acquisition of the equity interests in certain entities, which were previously owned by certain funds and accounts managed by Oaktree Capital Management L.P. and affiliates of Mobilitie, LLC, that own in excess of 2,300 tower sites in the US and Central America and indoor and outdoor distributed antenna system (DAS) assets in Chicago, Las Vegas, New York City and Auburn, Alabama. As consideration for the acquisition, SBA paid $850 million in cash and issued 5.25 million shares of its Class A common stock, implying a total transaction value of $1,093 million based on SBA’s closing price of $46.27 on February 17, 2012, the stock price on the date prior to which the purchase agreement was executed.

Simultaneous with the closing of the Mobilitie acquisition, SBA Monarch Acquisition entered into a Credit Agreement for a $400 million term loan (the “bridge loan”) with JPMorgan Chase Bank, N.A., as Administrative Agent and J.P. Morgan Securities LLC and Barclays Bank PLC, as joint lead arrangers and bookrunners. In addition, SBA Senior Finance II LLC exercised its right to upsize the aggregate principal amount of its revolving credit facility from $500 million to $600 million. Proceeds from the bridge loan, combined with cash on hand and borrowings under the revolving credit facility, were used to fund the cash consideration paid in the transaction.

About SBA Communications Corporation

SBA Communications Corporation is a first choice provider and leading owner and operator of wireless communications infrastructure in North and Central America. By “Building Better Wireless”, SBA generates revenue from two primary businesses—site leasing and site development services. SBA’s primary focus is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts.

Contacts:

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Media Relations

561-226-9431

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